Exhibit 99.1

BRUCE A. SOLL
JOINS M/I HOMES BOARD

Columbus, Ohio (August 18, 2022) – M/I Homes, Inc. (NYSE: MHO) today announced that Bruce A. Soll, formerly Vice Chair International of LBrands, Inc. and currently a counselor for Soll Advisors, LLC, has been appointed to the M/I Homes Board of Directors effective August 18, 2022. Mr. Soll will be filling a newly added seat to the M/I Homes Board.

In making the announcement, M/I Homes Chairman and CEO Robert H. Schottenstein stated: “We are pleased and honored to have Bruce Soll join our Board. He is a highly respected, proven leader with vast public company leadership experience. His expertise and experience will greatly benefit our Board and Company.”

In his role as a counselor for Soll Advisors, LLC, Mr. Soll provides services to the boards of directors of public companies and non-profit organizations. Prior to his role at Soll Advisors, LLC, Mr. Soll held various leadership roles with LBrands, Inc. Mr. Soll also currently serves as a Director of Nationwide Children’s Hospital and Vice-Chair of the Board of Directors of Columbus Downtown Development Corporation/Capitol South.

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions”, “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021